UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6 to Registration Statement on
FORM 8-A

FOR REGISTRATION OF CERTIAN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

RealNetworks, Inc.
(Exact name of registrant as specified in its charter)

Washington	91-1628146
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1501 First Avenue South, Suite 600
Seattle, Washington 98134
(Address of principal executive offices) (Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Preferred Stock, par value $0.001 per share	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None.

The undersigned registrant hereby amends the following items, exhibits or other portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 14, 1998, as amended on June 16, 1999, February 7, 2000, June 8, 2000, December 3, 2008, and April 15, 2016 as set forth below.
Item 1. Description of Registrant's Securities to be Registered.
On February 27, 2018, RealNetworks, Inc. (the “Company”) entered into Amendment No. 2 (the “Amendment”) to Amended and Restated Shareholder Rights Plan, dated as of December 2, 2008 (as amended, the “Rights Agreement”), between the Company and Computershare Inc. (as successor to Computershare Shareowner Services LLC, f/k/a Mellon Investor Services LLC). Capitalized terms used but not otherwise defined have the meaning given to them in the Rights Agreement.
The Amendment provides that Robert Glaser shall cease to be the Grandfathered Shareholder at such time that he becomes the Beneficial Owner (excluding, solely for this purpose, any Common Shares for which Mr. Glaser otherwise becomes the Beneficial Owner upon the vesting or exercise of any stock options or other stock-based awards granted to Mr. Glaser in connection with his employment with the Company) of more than 38.5% of the then-outstanding Common Shares.
The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.1 and incorporated herein by reference.
Item 2. Exhibits.

Exhibit No.	Description

4.1
Amendment No. 2, dated as of February 27, 2018, to Amended and Restated Shareholder Rights Plan, dated as of December 2, 2008, between RealNetworks, Inc. and Computershare Inc. (as successor to Computershare Shareowner Services LLC, f/k/a Mellon Investor Services LLC), as rights agent. (Incorporated by reference to the corresponding exhibit to the Current Report on Form 8-K filed by RealNetworks, Inc. with the Securities and Exchange Commission on February 28, 2018.)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

REALNETWORKS, INC.

By:	/s/ Michael Parham
Michael Parham
Senior Vice President, General Counsel and Corporate Secretary
Dated: February 28, 2018

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amendment No. 2, dated as of February 27, 2018, to Amended and Restated Shareholder Rights Plan, dated as of December 2, 2008, between RealNetworks, Inc. and Computershare Inc. (as successor to Computershare Shareowner Services LLC, f/k/a Mellon Investor Services LLC), as rights agent. (Incorporated by reference to the corresponding exhibit to the Current Report on Form 8-K filed by RealNetworks, Inc. with the Securities and Exchange Commission on February 28, 2018.)